EXHIBIT 10.178

March 4, 1999



GE Power Systems

Re:   Panda Development Corporation ("PDC"):  Letter of Intent
      GE IPS #80904

Gentlemen:

Whereas GE Power Systems and Sales ("GE") and PDC are in substantial agreement with regard to the commercial terms associated with the purchase of the Equipment for the PDC SPP I Project which will have a 1,000MW net output, it is agreed by Parties to execute a definitive contract document by May 1, 1999 (which date may be extended by mutual agreement of the Parties) that includes terms and conditions substantially similar (with minor modifications that do not materially adversely affect either PDC or GE) to the Panda Guadalupe Project, Purchase Order 226779-4-0301-01 executed by GE and an affiliate of PDC on November 24, 1998 (The "Prior Purchase Order"), as further modified by the following:

Equipment:

The equipment scope of supply is substantially similar to the Prior Purchase Order for four (4) PG7241 combustion turbine generators with 9ppm Dry Low NOx combustors, and two (2) steam turbine generators provided that GE can guarantee the shipment dates contained herein ("Equipment"). The two (2) steam turbine generators, however, will incorporate side exhaust.

Equipment Pricing:

Qty 4 PG7241 GT Units                                     $ 126,000,000

Qty 2 TC2F30 nominal 170 MW STG Units with side exhaust   $  36,400,000

The price includes freight to domestic U.S. site and Technical Director for installation.

Equipment Shipping/Title:

Title to Equipment or finished material, shipped directly to the Site which is sourced from the US shall pass to PDC when available for shipment from the manufacturer's factory or for shipment to a storage facility. Title to Equipment or finished material shipped directly to the Site which is sourced from outside of the US shall pass to PDC at the port of export immediately after the Equipment or finished materials have been cleared for export. Partial shipments will be allowed.

Notwithstanding passage of title, GE shall remain liable for transportation to the Site and risk of loss during shipment to the "Point of Delivery". Risk of loss will pass to PDC upon delivery of the Equipment at the "Point of Delivery" which shall be to the nearest accessible rail siding to the Site or, if by truck, at the Site.

Shipping Dates are as follows:

Gas Turbine Generator Units:        2 units by 3/31/2001,
                                    2 units by 4/30/2001
Steam Turbine Generator Unites:     1 unit by 2/28/2001 and 1 unit by 3/31/2001

Shipping Dates for equipment manufactured in the United States are the actual dates on which Equipment loaded on conveyance at the facility of Seller or Seller's supplier. Shipping Dates for equipment manufactured outside the United Sates are the actual dates on which Equipment is loaded on conveyance at a U.S. Port of Entry which is no further from the Jobsite than Schenectady, New York.

Terms of Payment and Termination:

Issuance of this binding Letter of Intent to GE is contingent on a nonrefundable down payment of $4,000,000 on the date of execution hereof and a nonrefundable payment of $4,000,000 at the Contract signing, but in no case later than May 1, 1999.

Payment terms are per attached Schedule "A". Should PDC terminate for convenience, termination charges as indicated in Schedule "B", attached, shall be payable. Credit will be given for payments received. GE shall have the right to terminate the contract should PDC fail to fulfill its obligations under the contract, and in such case, the termination charges will become payable.

Liquidated Damages:

In general accordance with the Prior Purchase Order.

Assignment or Amendment:

This Agreement may be assigned by PDC only to financing parties, EPC contractor, or strategic equity partner without consent of GE or may be superceded by subsequent contract between PDC and GE. GE reserves the right to assign this Agreement in whole or in part to any wholly owned subsidiary, provided GE shall guarantee the performance by such subsidiary. A change in performance requirements due to change in Project Site location will be by mutual consent of GE, which will not be unreasonably withheld.

Financial Closing:

The Financial Closure Date is anticipated to be June 30, 2000.

Acceptance:

Assuming the above conditions are acceptable, please sign below where indicated to evidence your agreement to the terms stated herein.

GE POWER SYSTEMS AND SALES


By:_______________________________
Name:   James P. Spellman
Title:  Generation Account Manager


PANDA DEVELOPMENT CORPORATION


By:_______________________________
Name:  J. Brian Dietz
Title: Vice President, Engineering